Released on January 16, 2015, at 9:38 a.m. by PR Newswire.

FOR IMMEDIATE RELEASE

Contact:        Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
DECLARES FIRST QUARTER CASH DIVIDEND

Atlanta, GA (January 16, 2015) – Fidelity Southern Corporation (NASDAQ: LION) announced that the Corporation has declared a quarterly cash dividend of $.09 per share on its Common Stock. This dividend is payable February 13, 2015, to shareholders of record on February 2, 2015.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.

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